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                 Exhibit 11 - Computations of Earnings Per Share
                   Tredegar Industries, Inc. and Subsidiaries
                    (In Thousands, Except Per-Share Amounts)
                                   (Unaudited)
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                                                              Third Quarter               Nine Months
                                                             Ended Sept. 30             Ended Sept. 30
                                                         ------------------------   ------------------------
                                                            1997         1996          1997        1996


Net income                                                  $ 15,137    $ 10,735      $ 42,438     $ 35,755
                                                         ============ ===========   =========== ============

Earnings per common and dilutive common
     equivalent share as reported (1)                         $ 1.14       $ .82        $ 3.23       $ 2.74
                                                         ============ ===========   =========== ============

PRIMARY EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
     of outstanding stock options (2)                            948         909           887          846
Weighted average common shares outstanding
     during period                                            12,306      12,203        12,271       12,201
                                                         ------------ -----------   ----------- ------------
Weighted average common and dilutive common
     equivalent shares                                        13,254      13,112        13,158       13,047
                                                         ============ ===========   =========== ============

Primary earnings per share (1)                                $ 1.14       $ .82        $ 3.23       $ 2.74
                                                         ============ ===========   =========== ============

FULLY DILUTED EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
     of outstanding stock options (3)                            979         938           986          937
Weighted average common shares outstanding
     during period                                            12,306      12,203        12,271       12,201
                                                         ------------ -----------   ----------- ------------
Weighted average common and dilutive common
     equivalent shares                                        13,285      13,141        13,257       13,138
                                                         ============ ===========   =========== ============

Fully diluted earnings per share (3)                          $ 1.14       $ .82        $ 3.20       $ 2.72
                                                         ============ ===========   =========== ============

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Notes to Exhibit 11:
(1) Shares used to compute earnings per common and dilutive common equivalent share in the consolidated statements of income include common stock equivalents.
(2)  Computed  using the average  market price  during the related  period.
(3) Computed using the higher of the average market price during the related period and the market price at the end of the related period. Fully diluted earnings per common and dilutive common equivalent share is not materially different (dilutive by 3% or more) from earnings per common and dilutive common equivalent share reported in the consolidated statements of income.

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